                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                      INTEGRATED HEALTHCARE HOLDINGS, INC.
          -------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                       N/A
    ------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and date of filing.

     (1) Amount previously paid:
     (2) Form, schedule or Registration Statement No.:
     (3) Filing party:
     (4) Date filed:

                      INTEGRATED HEALTHCARE HOLDINGS, INC.
                              1301 N. TUSTIN AVENUE
                           SANTA ANA, CALIFORNIA 92705
                                 (714) 953-3503

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of Integrated Healthcare Holdings, Inc. (the "Company") will be held at 1:00 p.m. Pacific time on Tuesday, September 2, 2008, for the following purposes:

     1. To elect six (6) directors to our Board of Directors to serve until the 2009 Annual Meeting of Stockholders and until their successors are elected and have qualified. A seventh director, Hon. C. Robert Jameson, is appointed to the Board by court order and will remain a director following the Annual Meeting. The following individuals are the nominees for election as director:

                Maurice J. DeWald    Ajay G. Meka, M.D.     Bruce Mogel
                Michael Metzler      J. Fernando Niebla     William E. Thomas

     2. To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2009.

     3. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

     The Annual Meeting will be held in the Bash Auditorium on the first floor of the Western Medical Center - Santa Ana located at 1001 N. Tustin Ave., Santa Ana, California, 92705.

     Only stockholders of record at the close of business on August 5, 2008 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD EVEN IF YOU WILL BE ATTENDING THE ANNUAL MEETING IN PERSON.

WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO FILL IN THE ENCLOSED PROXY AND TO SIGN AND FORWARD IT IN THE ENCLOSED BUSINESS REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. ANY STOCKHOLDER WHO SIGNS AND SENDS IN A PROXY MAY REVOKE IT BY EXECUTING A NEW PROXY WITH A LATER DATE, BY WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY AT ANY TIME BEFORE IT IS VOTED, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF STOCK THAT YOU HOLD. YOUR COOPERATION IN PROMPTLY RETURNING YOUR PROXY WILL HELP LIMIT EXPENSES INCIDENT TO PROXY SOLICITATION.

                                         By Order of the Board of Directors

                                         Ajay G. Meka, M.D.
                                         Chairman of the Board of Directors
                                         Santa Ana, California
                                         August 15, 2008

                      INTEGRATED HEALTHCARE HOLDINGS, INC.
                              1301 N. TUSTIN AVENUE
                           SANTA ANA, CALIFORNIA 92705
                                 (714) 953-3503

                          ----------------------------
                                 PROXY STATEMENT
                          ----------------------------

SOLICITATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Integrated Healthcare Holdings, Inc., a Nevada corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at 1:00 p.m. Pacific time on Tuesday, September 2, 2008, and at any and all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Bash Auditorium on the first floor of the Western Medical Center -Santa Ana, located at 1001 N. Tustin Ave., Santa Ana, California 92705. Accompanying this Proxy Statement is the Board of Directors' Proxy for the Annual Meeting, which you may use to indicate your vote as to the proposals described in this Proxy Statement. In addition to solicitation by use of the mail, certain of our officers and employees may, without receiving additional compensation therefore, solicit the return of proxies by telephone, telegram or personal interview. We have requested that brokerage houses and custodians, nominees and fiduciaries forward soliciting materials to their principals, the beneficial owners of common stock, and have agreed to reimburse them for reasonable out-of-pocket expenses in connection therewith.

REVOCATION OF PROXIES

     All Proxies which are properly completed, signed and returned to us prior to the Annual Meeting, and which have not been revoked, will be voted in favor of the proposals described in this Proxy Statement unless otherwise directed. A stockholder may revoke his or her proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

RECORD DATE AND VOTING PROCEDURES

     The close of business on August 5, 2008 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting. As of the record date, we had outstanding 161,973,929 shares of common stock, par value $.001 per share ("Common Stock").

     Each stockholder of record is entitled to one vote for each share held on all matters to come before the meeting. All proxies which are returned will be counted by the Inspector of Elections in determining the presence of a quorum and on each issue to be voted on for which a vote was cast. An abstention from voting or a broker non-vote will not be counted in the voting process. The Bylaws of the Company do not permit stockholders to cumulate votes for election of directors.

     Stockholders may revoke any proxy before it is voted by attendance at the meeting and voting in person, by executing a new proxy with a later date, or by giving written notice of revocation to the Secretary of the Company.

     The shares represented by proxies that are returned properly signed will be voted in accordance with each stockholder's directions. If the proxy card is signed and returned without direction as to how they are to be voted, the shares will be voted as recommended by the Board of Directors.

MAILING OF PROXY STATEMENT AND PROXY CARD

     Our Annual Report on Form 10-K for the year ended March 31, 2008 is enclosed for your convenience but is not to be considered part of the solicitation material. We will pay the cost for preparing, printing, assembling and mailing this Proxy Statement and the Proxy Card and all of the costs of the solicitation of the proxies.

     Our principal executive offices are located at 1301 N. Tustin Avenue, Santa Ana, California 92705. This Proxy Statement and the accompanying Proxy Card is first being mailed to stockholders on or about August 11, 2008.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

     In accordance with our Articles of Incorporation and Bylaws, as amended, the Board of Directors consists of not less than three or more than seven members. The size of the Board is currently fixed at seven members. However, by order of the Orange County Superior Court dated June 11, 2007, the Company is obligated to fill a Board seat with Hon. C. Robert Jameson until the conclusion of the consolidated Case No. 07CC05895 (which remains pending), and Judge Jameson has served as a director of the Company since such date. As a result, there are only six Board seats open for election at the Annual Meeting. We expect that Judge Jameson will remain a director and continue to serve as a seventh director of the Company at and following the Annual Meeting, in accordance with the terms of the court order.

     Other than with respect to Judge Jameson, at each annual meeting of stockholders of the Company, directors are elected until the next annual meeting of stockholders and until their successors are elected and have qualified. Our Bylaws, as amended, provide for the election of directors at our Annual Meeting of Stockholders. The Board of Directors proposes the election of the nominees named below.

     Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below, unless authority is withheld. If any such person is unable or unwilling to serve as a nominee for the office of director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy. The Board of Directors has no reason to believe that any such nominee will be unwilling or unable to serve if elected a director.

CONSIDERATION OF DIRECTOR NOMINEES

     The Board of Directors has selected all of the current nominees for election at the Annual Meeting. The Board of Directors selects nominees for election to the Board by first evaluating the composition of the Board which would result from re-electing current directors willing to continue serving on the Board. If the Board wants to consider additional candidates, members of the Board may suggest potential nominees. The Board would also consider nominations recommended or nominated by stockholders in accordance with the procedures in the Bylaws described below under "NOMINATIONS OF DIRECTORS". When considering a potential candidate for membership, the Board of Directors considers the matters set forth in the Company's Bylaws as described below under "NOMINATIONS OF DIRECTORS."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ALL OF THE DIRECTORS NOMINATED HEREIN.

     The Board of Directors proposes the election of the following six nominees as members of the Board of Directors. If elected, the nominees are expected to serve until the 2009 Annual Meeting of Stockholders and until their successors are elected and have qualified. A seventh director, Hon. C. Robert Jameson, is appointed to the Board by court order and is expected to remain a director at and following the Annual Meeting.

            Maurice J. DeWald    Ajay G. Meka, M.D.      Bruce Mogel
            Michael Metzler      J. Fernando Niebla      William E. Thomas

INFORMATION WITH RESPECT TO EACH DIRECTOR, NOMINEE AND EXECUTIVE OFFICER

     The following table sets forth certain information with respect to each current director, director nominee and executive officer of the Company as of March 31, 2008.

      ----------------------- ------ ------------------------------------- --------------------
                                                                           DATE FIRST
      NAME                     AGE   POSITION(S) WITH COMPANY              ELECTED DIRECTOR
      ----------------------- ------ ------------------------------------- --------------------
      Maurice J. DeWald         68   Director                               August 1, 2005
      ----------------------- ------ ------------------------------------- --------------------
      Hon. C. Robert Jameson    68   Director                               July 11, 2007
      ----------------------- ------ ------------------------------------- --------------------
      Ajay G. Meka, M.D.        57   Chairman of the Board                  September 28, 2006
      ----------------------- ------ ------------------------------------- --------------------
      Michael Metzler           62   Director                               September 5, 2007
      ----------------------- ------ ------------------------------------- --------------------
      Bruce Mogel               50   Director, Chief Executive              November 18, 2003
                                     Officer and President
      ----------------------- ------ ------------------------------------- --------------------
      J. Fernando Niebla        68   Director                               August 1, 2005
      ----------------------- ------ ------------------------------------- --------------------
      William E. Thomas         59   Director                               September 5, 2007
      ----------------------- ------ ------------------------------------- --------------------
      Steven R. Blake           55   Chief Financial Officer &
                                     Executive Vice President, Finance
      ----------------------- ------ ------------------------------------- --------------------
      Daniel J. Brothman        53   Chief Operating Officer &
                                     Executive Vice President, Operations
      ----------------------- ------ ------------------------------------- --------------------
      Jeremiah R. Kanaly        61   Chief Accounting Officer &
                                     Treasurer
      ----------------------- ------ ------------------------------------- --------------------

     MAURICE J. DEWALD has served as a member of the Board of Directors of the Company since August 1, 2005 and sits on the Audit Committee, Compensation Committee, Finance Committee and Special Committee. Mr. DeWald is Chairman and Chief Executive Officer of Verity Financial Group, Inc., a private investment firm that he founded in 1992. From 1962-1991, Mr. DeWald was with KPMG LLP, one of the world's largest international accounting and tax consulting firms, where he served at various times as director and as the Managing Partner of the Chicago, Orange County and Los Angeles Offices. Mr. DeWald is a director of Mizuho Corporate Bank of California, Advanced Materials Group, Inc., NNN Healthcare/Office REIT, Inc., and FileScan, Inc., and is a former director of Tenet Healthcare Corporation and Quality Systems, Inc. He also sits on the Advisory Council of the University of Notre Dame Mendoza School of Business. Mr. DeWald is a past Chairman and director of United Way of Greater Los Angeles. Mr. DeWald received a B.B.A. from the University of Notre Dame in 1962. He is also a Certified Public Accountant.

     HON. C. ROBERT JAMESON has been a director of the Company since July 11, 2007. Judge Jameson is a retired Orange County Superior judge now affiliated with Judicate West, handling complex alternative dispute resolution matters. Before leaving the bench, he was Presiding Judge of the Orange County Superior Court Appellate Division. Judge Jameson obtained his B.A. degree in Political Science from the University of Southern California in 1963 and his Juris Doctor degree at the University of California, Hastings College of the Law in 1966. He served as a judge from 1984-2005 and also was President of the Banyard Inn of Court and an Adjunct Professor of Law at Whittier Law School during his tenure. Judge Jameson was awarded "Judge of the Year" nine times over the course of his career by organizations such as: the Orange County Bar Association Business Litigation section, Orange County Trial Lawyers, the American Board of Trial Advocates and the Consumer Attorneys of California.

     AJAY G. MEKA, M.D has been Chairman of the Board of Directors of the Company since September 28, 2006. Dr. Meka has been a licensed physician in California for the past 23 years. He is a board certified physician practicing in Orange County, California. Dr. Meka received his medical degree from Guntur Medical College in Gunter, India. He performed his postgraduate training at Brooklyn Jewish Hospital and Coney Island Hospital, both in Brooklyn, New York.

     MICHAEL METZLER has served as President and Chief Executive Officer of the Santa Ana Chamber of Commerce since January 1983. Mr. Metzler directs and controls all activities of this multi-million dollar organization and its subsidiaries, including SACPAC, the chamber's political action committee, and the Greater Santa Ana Vitality Foundation, the chamber's charitable foundation. He has led numerous community initiatives and campaigns that have grown the local economy and advanced the prosperity of business, including a $145 million local school bond campaign in 1999, a $100+ million private development initiative in 2005, and a new career-oriented technical high school in 2006. He also founded the chamber's nationally award-winning 73,000-circulation newspaper, CityLine, in 1996, for which he serves as its publisher. Mr. Metzler as served on numerous community boards, city commissions and county, regional, state, and national task forces, and currently serves as Chairman of the Board of Trustees of Coastal Communities Hospital. Metzler also was a founder of the Santa Ana Business Bank and sits on its Board of Directors. Mr. Metzler is a graduate of California State University, Fullerton, and attended Loyola University School of Law and the Peter F. Drucker Graduate School of Management at Claremont University.

     BRUCE MOGEL has served as Chief Executive Officer and director of the Company since November 18, 2003, and was appointed President as of December 31, 2007. Mr. Mogel has over 25 years of experience in operational management and has held several lead executive roles in the healthcare field. Most recently, from 1999-2002, Mr. Mogel served as Executive Vice President of Operations for Doctors' Community Healthcare Corp, where he was responsible for the operations and profitability of five acute care hospitals and one psychiatric hospital, and managed a team of six hospital CEOs and other senior management members. Mr. Mogel earned his Bachelor's degree from The State University of New York at Buffalo with a degree in English.

     J. FERNANDO NIEBLA has served as a member of the Board of Directors of the Company since August 1, 2005 and sits on the Audit Committee, Compensation Committee, Finance Committee and Special Committee. He has served as President of International Technology Partners, LLC, an information technology and business consulting services company based on Orange County, California since August 1998. He is also a founder of Infotec Development Inc. and Infotec Commercial Systems, two national information technology firms. He currently serves on the Boards of Directors of Union Bank of California, Pacific Life Corp. and Granite Construction Corp., the Board of Trustees of the Orange County Health Foundation, and is the Chairman of the California Advisory Committee to Nacional Financiera, a Mexican Government agency similar to the U.S. Government Small Business Administration office. Mr. Niebla holds a B.S. degree in Electrical Engineering from the University of Arizona and an M.S. QBA from the University of Southern California.

     WILLIAM E. THOMAS is the Executive Vice President and General Counsel of Strategic Global Management, Inc., a healthcare ventures firm in Riverside, California. Mr. Thomas has served in such capacity since October of 1998. Prior to that Mr. Thomas was a founding and managing partner of a law firm in Riverside, California specializing in business, real estate, and other transactional matters. Mr. Thomas graduated from the University of California at Santa Barbara with a Bachelor of Arts degree in History and Political Science. He holds a Juris Doctor degree from the University of California, Hastings College of the Law, and a Master of Laws degree from New York University. He is a member of the California Bar Association.

     STEVEN R. BLAKE has served as Chief Financial Officer of the Company since July 1, 2005 and Executive Vice President, Finance since March 21, 2008. He is a California licensed Certified Public Accountant. Mr. Blake came to the Company with over 20 years of experience in multi-hospital financial management. He also has extensive experience serving in financial roles with public companies. Most recently, he served as Regional Vice President of Finance for Tenet Healthcare Corporation ("Tenet"), a position he held for over 17 years. In this position, Mr. Blake was responsible for the financial management of numerous Tenet assets covering five western states (California, Arizona, Washington, Nebraska and Texas). Mr. Blake's strong hospital financial background combined with his knowledge of public company requirements made him a strong addition to the Company's corporate team.

     DANIEL J. BROTHMAN has served as Chief Operating Officer and Executive Vice President, Operations since May 6, 2008 and as Chief Executive Officer of Western Medical Center - Santa Ana since March 8, 2005. Mr. Brothman also served as Senior Vice President, Operations of the Company from March 8, 2005 to May 6, 2008. Mr. Brothman is an experienced single and multi-hospital operations executive. Since 1999, prior to the acquisition of the Hospitals by the Company he helped build the Western Medical Center in Santa Ana for Tenet. Mr. Brothman also ran Columbia Healthcare's Utah Division from 1996 to 1998. Mr. Brothman has in excess of 30 years experience in hospital administration. Mr. Brothman earned his Bachelor of Arts degree from Washington University at St. Louis and his Master's in Health Care Administration from the University of Colorado at Denver.

     JEREMIAH R. KANALY has served as Chief Accounting Officer and Treasurer of the Company since September 2007. Mr. Kanaly has over 30 years experience in financial management. Mr. Kanaly is a former partner with KPMG LLP and has served as Chief Financial Officer of several companies including ViewSonic Corporation and Saleen Inc., and as a consultant with Resources Global. Mr. Kanaly is a graduate of the Anderson School of Management at the University of California at Los Angeles and California State University at Northridge. He is a California licensed Certified Public Accountant.

REQUIRED VOTE

     The six nominees for director receiving the highest number of affirmative votes of shares shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Nevada law. A seventh director, Hon. C. Robert Jameson, is appointed to the Board by court order and will remain a director following the Annual Meeting.


                                  PROPOSAL TWO
                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors has selected BDO Seidman, LLP as the Company's independent accountant for the fiscal year ending March 31, 2009.

FEES OF INDEPENDENT PUBLIC ACCOUNTANTS

     BDO Seidman, LLP ("BDO Seidman") served as the independent auditors of the Company for the fiscal years ended March 31, 2008 and 2007. Representatives of BDO Seidman are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

     The following table sets forth the aggregate fees that we incurred for audit and non-audit services provided by BDO Seidman, LLP for the years ended March 31, 2008 and 2007. The audit fees include only fees that are customary under generally accepted auditing standards and are the aggregate fees that we incurred for professional services rendered for the audit of our financial statements for the years ended March 31, 2008 and 2007, respectively. Fees incurred from BDO Seidman, LLP consisted of the following:

                                  FOR THE           FOR THE
                                 YEAR ENDED        YEAR ENDED
     NATURE OF FEES            MARCH 31, 2008    MARCH 31, 2007
----------------------------   --------------    --------------
Audit fees (financial)          $  1,293,000      $  1,400,000
Audit related fees                         0                 0
Tax fees                                   0                 0
All other fees                             0                 0
TOTAL FEES                      $  1,293,000      $  1,400,000

     The Audit Committee of the Board of Directors pre-approves all audit and permissible non-audit services to be performed by the independent auditors.

     The Board of Directors of the Company considered that the provision of the services and the payment of the fees described above are compatible with maintaining the auditors' independence.

CHANGE IN ACCOUNTANTS

     On November 30, 2006, the Audit Committee of the Board of Directors of the Company dismissed Ramirez International Financial and Accounting Services, Inc. ("Ramirez International") as its independent registered public accounting firm and engaged BDO Seidman, LLP to serve as the Company's independent registered public accounting firm for the fiscal year ended March 31, 2007. The audit reports of Ramirez International on the consolidated financial statements of the Company as of and for the years ended December 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles, except that the report dated July 11, 2006 was modified to include an explanatory paragraph concerning the uncertainty as to the Company's ability to continue as a going concern.

     During the two fiscal years ended December 31, 2005 and 2004, and from December 31, 2005 through the effective date of Ramirez International's dismissal (the "Relevant Period"), there were no disagreements between the Company and Ramirez International on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused Ramirez International to make reference to the subject matter of such disagreements in connection with its reports.

     During the Relevant Period, neither the Company nor (to the Company's knowledge) anyone acting on behalf of the Company consulted with BDO Seidman, LLP with respect to the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any other matters or reportable events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

     In addition, during the Relevant Period, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except as described below:

     As previously disclosed by the Company in its Annual Report on Form 10-K for the year ended December 31, 2005, Ramirez International advised that the Company did not maintain effective internal control over financial reporting. It was determined that the Company's system of disclosure controls and procedures was not effective as of March 31, June 30, September 30 and December 31, 2005, and the Company's systems of internal control over financial reporting was not effective as of December 31, 2005, due to the presence of certain material weaknesses. These weaknesses contributed to the need for restatements of our financial statements for the quarterly periods ended March 31, June 30 and September 30, 2005. Management identified that the Company's research and analysis of complex accounting issues was inadequate.

     Further, as previously disclosed by the Company in its filings on Forms 10-Q and 10Q/A for the quarters ended March 31, June 30 and September 30, 2006, the Company's management determined that restatements were necessary as a result of errors that resulted from a material weakness in the Company's internal controls over the timely preparation and review of account reconciliations.

     Although the types of complex transactions giving rise to the restatements are expected to occur very infrequently, management concluded that its process of analyzing and accounting for complex financial transactions required improvement. In addition to inadequate expertise, due to business exigencies there was a lack of complete accounting analysis of these transactions until after they were completed, which contributed to an incomplete accounting analysis.

     The subject matter of the material weaknesses described above was discussed with Ramirez International by the Company's management and the Audit Committee of the Board of Directors of the Company.

REQUIRED VOTE

     Ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the year ending March 31, 2009 requires the affirmative "FOR" vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted "FOR" ratification of the appointment of BDO Seidman, LLP.

               CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

DIRECTOR INDEPENDENCE

     The Company has determined that of the nominees standing for election to the Board of Directors, each of Maurice DeWald, Hon. C. Robert Jameson, Ajay G. Meka, M.D., Michael Metzler, J. Fernando Niebla, and William E. Thomas is an "independent director" as defined in the Marketplace Rules of The Nasdaq Stock Market, Inc.

BOARD OF DIRECTORS STRUCTURE AND COMMITTEE COMPOSITION

     During fiscal year 2008, the Board of Directors consisted of seven directors and had the following standing committees: Audit Committee, Compensation Committee, Finance Committee, Legal Affairs Committee and Nominations and Governance Committee.

     During fiscal year 2008, the Board of Directors held 15 meetings. Each director attended over 75% of the board meetings and meetings of the Audit Committee or the Compensation Committee in which he served, if applicable. The directors are invited and encouraged to attend the Company's Annual Meeting of Stockholders. All directors attended the 2007 Annual Meeting of Stockholders.

     The AUDIT COMMITTEE of the Board of Directors was formed in August 2005 and consists of three independent directors, Maurice DeWald, J. Fernando Niebla, and Michael Metzler, who joined the Board of Directors in September 2007. The Board of Directors has determined that Maurice DeWald is an "audit committee financial expert" as defined in the rules and regulations of the Securities and Exchange Commission ("SEC"). The Audit Committee of the Board of Directors pre-approves all audit and permissible non-audit services to be performed by the independent auditors. The Audit Committee will also advise management on the engagement of experts with sufficient expertise to advise on accounting and financial reporting of complex financial transactions. In fiscal year 2008, the Audit Committee held seven meetings. The Audit Committee Charter was previously filed as Appendix A to the Company's Proxy Statement dated November 14, 2006.

     The COMPENSATION COMMITTEE of the Board of Directors was formed in October 2005 and consists of three independent directors, Maurice DeWald, J. Fernando Niebla, and William Thomas. In fiscal year 2008, the Compensation Committee held 12 meetings. The Compensation Committee is responsible for overseeing the administration of the Company's executive compensation programs, establishing and interpreting the Company's compensation policies and approving all compensation paid to executive officers, including the named executive officers listed in the Summary Compensation Table of this Proxy Statement. The Compensation Committee also administers the Company's 2006 Stock Incentive Plan. The Compensation Committee of the Board has not yet adopted a charter.

     The FINANCE COMMITTEE of the Board of Directors consists of three independent directors, Maurice DeWald, J. Fernando Niebla, and Michael Metzler.

     The LEGAL AFFAIRS COMMITTEE of the Board of Directors (formerly known as the Litigation Committee) was formed in September 2007 and consists of three independent directors, Hon. C. Robert Jameson ("Judge Jameson"), J. Fernando Niebla and William Thomas, Esq. The Legal Affairs Committee oversees all significant legal matters affecting the Company's interests including, but not limited to, the filing, prosecution, defense and/or settlement of litigation involving the Company, its Board, employees and/or business. In this capacity, the Legal Affairs Committee directly monitors and oversees the activities of the Company's general counsel, J. Scott Schoeffel, as well as regularly consults with the Company's general counsel in overseeing the activities of the Company's retained outside counsel. The Legal Affairs Committee additionally is charged with exercising independent good faith judgment in deciding, among other things, whether the maintenance of pending or proposed legal actions by or on behalf of the Company is, and/or remains, in the best interests of the Company's health care business and shareholders. The Board of Directors has determined Judge Jameson, given his extensive legal background and distinguished past service as presiding judge of the Orange County Superior Court, is aptly suited to chair the Legal Affairs Committee. The Board of Directors has further determined J. Fernando Niebla and William Thomas (the latter being a licensed and practicing California attorney) are likewise each in a position to exercise independent judgment regarding the merits of legal issues rather than being governed by extraneous considerations or influences, hence both are exceptionally well suited to serve on the Legal Affairs Committee.

     The NOMINATIONS AND GOVERNANCE COMMITTEE consists of independent directors Michael Metzler (Chairman), Maurice DeWald, and Hon. C. Robert Jameson. The Committee's duties include (1) considering and recommending the adoption of corporate governance policies to the Board of Directors and (2) the nomination of candidates for election to the Board of Directors.

NOMINATIONS OF DIRECTORS

     In June 2008, the Board of Directors adopted formal standards and qualifications for nomination of persons for election to the Board of Directors by adopting a new Section 16 of Article II of the Company's bylaws. Section 16 provides that to be eligible to be a nominee for election or reelection as a director of the Company, a person must deliver to the Company a written questionnaire with respect to his or her background and qualifications and the background of any other person or entity on whose behalf the nomination is being made, and a written representation and agreement that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a director of the Company, with such person's fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (C) in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

     In addition, such nominations, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to or mailed and received at the Company not less than 45 days nor more than 75 days prior to the date on which the Company first mailed its proxy materials for the previous year's annual meeting of stockholders (or the date on which the Company mails its proxy materials for the current year if during the prior year the Company did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year). Such shareholder's notice must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder, and (ii) the class and number of shares of the Company which are beneficially owned by the shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed the audited financial statements with management and BDO Seidman, LLP ("BDO Seidman"), which acted as our independent auditors for the fiscal year 2008. The Audit Committee also discussed with BDO Seidman the matters required to be discussed by SAS 114 (successor to Statement on Auditing Standards No. 61) (Communication with Audit Committees), as may be modified or supplemented, including the auditors' judgment about the quality, as well as the acceptability, of our accounting principles as applied in the financial statements. The Audit Committee has received the written disclosures and the letter from BDO Seidman as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with BDO Seidman, BDO Seidman's independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2008.

     The report is submitted on behalf of the Audit Committee.

                                     Maurice J. DeWald
                                     J. Fernando Niebla
                                     Michael Metzler

     The above Audit Committee report is not deemed to be "soliciting material," is not "filed" with the SEC and is not to be incorporated by reference in any filings that the Company files with the SEC.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Stockholders may communicate with the Board of Directors or any of the directors by sending a letter addressed to: Board of Directors, c/o Corporate Secretary, Integrated Healthcare Holdings, Inc., 1301 N. Tustin Avenue, Santa Ana, California 92705. All communications directed to the Board of Directors will be transmitted promptly to all of the directors without any editing or screening by the Corporate Secretary.

CODE OF ETHICS

     The Company adopted a Code of Business Conduct and Ethics that applies to our employees (including our principal executive officer, principal financial officer, principal accounting officer, and corporate controller) and directors. Our Code of Business Conduct and Ethics can be obtained free of charge by sending a request to our Corporate Secretary to the following address:
Integrated Healthcare Holdings, Inc., Attn: J. Scott Schoeffel, 1301 N. Tustin Avenue, Santa Ana, California 92705.

                              DIRECTOR COMPENSATION

     The following table provides information concerning the compensation of our non-employee directors during the fiscal year ended March 31, 2008:

                              Fees earned or    Stock
                               paid in cash    options       Total
    Name                            ($)          ($)          ($)
---------------------------     ----------   ----------   ----------
Ajay G. Meka, M.D.                 15,125        8,000       23,125
Maurice J. DeWald                 112,750       13,033      125,783
Hon. C. Robert Jameson             17,750        3,100       20,850
Michael Metzler                    17,250        3,100       20,350
J. Fernando Niebla                106,500       13,033      119,533
William E. Thomas                  23,000        3,100       26,100

     Our current compensation and reimbursement policy for Directors is as follows:

     (I) CASH - Each non-employee Director receives an annual fee of $30,000 and an attendance fee of $1,500 for each Board meeting attended, and a separate $1,000 fee for each committee meeting attended. Committee Chairmen receive an additional annual retainer of $5,000.

     (II) STOCK - A director who is not an employee or an owner of the company may receive options to purchase shares of Company stock at the direction of the Board. Options were granted to directors during the year ended March 31, 2008. Values in the table for stock options represent the amounts expensed by the Company in 2008. These amounts do not represent the intrinsic or market value of the awards on the date of grant, at year end or at present.

     (III) TRAVEL REIMBURSEMENT - All travel and related expenses incurred by Directors to attend Board meetings, committee meetings and other Company activities are reimbursed by the Company.

     Employee directors receive no compensation for Board service and the Company does not provide any retirement benefits to non-employee directors. Director Mogel is not included in the table above, as all compensation paid to him is included in the Summary Compensation Table below.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of July 18, 2008, unless otherwise noted, by:

     o each shareholder known to us to own beneficially more than 5% of our common stock;
     o each of our directors and each of our executive officers at March 31, 2008; and
     o    all of our current directors and executive officers as a group.

     Except as otherwise noted below, the address of each person or entity listed on the table is 1301 North Tustin Avenue, Santa Ana, California 92705. The address of Dr. Kali Chaudhuri and William E. Thomas is 6800 Indiana Avenue, Suite 130, Riverside, CA 92506.


                                               BENEFICIAL        PERCENTAGE OF
         NAME                                 OWNERSHIP (1)        TOTAL (2)
--------------------------------------------------------------------------------
DIRECTORS AND EXECUTIVE OFFICERS
   Ajay G. Meka, M.D.                            166,666 (3)           *
   Maurice J. DeWald                             283,332 (4)           *
   Hon. C. Robert Jameson                         50,000 (5)           *
   Michael Metzler                                50,000 (6)           *
   Bruce Mogel                                79,781,999 (7)        49.3%
   J. Fernando Niebla                            283,332 (8)           *
   William E. Thomas                           9,798,498 (9)         6.0%
   Steven R. Blake                               100,000 (10)          *
   Daniel J. Brothman                          1,000,000 (11)          *
   Jerry Kanaly                                      --               --
                                             ------------        ------------
All current directors and executive           81,765,329            50.5%
  officers as a group (10 persons)

PRINCIPAL STOCKHOLDERS (OTHER THAN THOSE NAMED ABOVE)
   Orange County Physicians Investment
     Network, LLC                             59,098,430            36.5%
   Kali P. Chaudhuri, M.D.                   128,015,892 (12)       56.8%
   Healthcare Financial Management
     & Acquisitions, Inc.                    114,161,128 (13)       41.3%
   Medical Provider Financial
     Corporation III                          33,182,229 (14)       17.0%

---------------------
* Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible instruments that are exercisable or convertible currently or within 60 days of July 18, 2008 are deemed outstanding for computing the percentage of the person holding such option, warrant or convertible instrument, but are not deemed outstanding for computing the percentage of any other person. Except as reflected in the footnotes or pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) Percentages are based on 161,973,929 shares of Common Stock outstanding as of July 18, 2008, which does not include up to 12,000,000 shares of Common Stock which may be issued under the Company's 2006 Stock Incentive Plan.

(3) Consists of a portion of a stock option award approved by the Board of Directors which is exercisable within 60 days of July 18, 2008, pursuant to the Company's 2006 Stock Incentive Plan. Dr. Meka is a member of Orange County Physicians Investment Network, LLC ("OC-PIN") and disclaims beneficial ownership of shares held by OC-PIN except to the extent of his pecuniary interest therein.

(4) Consists of a portion of a stock option award approved by the Board of Directors which is exercisable within 60 days of July 18, 2008 pursuant to the Company's 2006 Stock Incentive Plan.

(5) Consists of a portion of a stock option award approved by the Board of Directors which is exercisable within 60 days of July 18, 2008 pursuant to the Company's 2006 Stock Incentive Plan.

(6) Consists of a portion of a stock option award approved by the Board of Directors which is exercisable within 60 days of July 18, 2008 pursuant to the Company's 2006 Stock Incentive Plan.

(7) Includes shares held by Dr. Kali P. Chaudhuri (64,668,001) and William E Thomas (9,748,498), each of whom has entered into separate irrevocable proxies expiring in July 2009 providing Mr. Mogel with limited voting rights over all of their shares with respect to certain matters that may be voted on by stockholders. Accordingly, all shares held by Dr. Kali P. Chaudhuri and William
E. Thomas are deemed beneficially owned by Bruce Mogel, although Mr. Mogel has no pecuniary interest in any such shares. Mr. Mogel holds 5,365,500 shares in his name or affiliated entity.

(8) Consists of a stock option award approved by the Board of Directors which is exercisable within 60 days of July 18, 2008 pursuant to the Company's 2006 Stock Incentive Plan.

(9) Consists of 9,748,498 issued and 50,000 shares representing a portion of a stock option award approved by the Board of Directors which is exercisable within 60 days of July 18, 2008 pursuant to the Company's 2006 Stock Incentive Plan.

(10) Consists of a portion of a stock option award approved by the Board of Directors which is exercisable within 60 days of July 18, 2008 pursuant to the Company's 2006 Stock Incentive Plan.

(11) Consists of a portion of a stock option award approved by the Board of Directors which is exercisable within 60 days of July 18, 2008 pursuant to the Company's 2006 Stock Incentive Plan.

(12) Consists of 64,668,001 issued and outstanding shares plus 63,347,891 shares which may be acquired upon exercise of a purchase right which expires in January 2009 pursuant to the Securities Purchase Agreement dated July 18, 2008.

(13) Healthcare Financial Management & Acquisitions, Inc., which is affiliated with the Company's principal lender, Medical Capital Corporation, holds two warrants to acquire 31.09% and 4.95% of the outstanding shares of Common Stock of the Company.

(14) Medical Provider Financial Corporation III, which is affiliated with the Company's principal lender, Medical Capital Corporation, holds a convertible term note in the principal amount of $10.7 million convertible into Common Stock of the Company at the rate of $0.21 per share. On July 18, 2008, the Company paid down the principal of the $10.7 million note by $3,731,732.

                             EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for overseeing the administration of the Company's executive compensation programs, establishing and interpreting the Company's compensation policies and approving all compensation paid to executive officers, including the named executive officers listed in the Summary Compensation Table.

     The following table sets forth summary information regarding compensation to (i) our Chief Executive Officer and our Chief Financial Officer during the fiscal year ended March 31, 2008; (ii) each of our other most highly compensated executive officers employed by us as of March 31, 2008 whose salary and bonus for the fiscal year ended March 31, 2008 was in excess of $100,000 for their services rendered in all capacities to us; and (iii) one additional individual for whom disclosure would be required to be provided but for the fact that the individual was not serving as an executive officer at March 31, 2008. The listed individuals are referred to as the "Named Executive Officers."

                                       SUMMARY COMPENSATION TABLE

                                                                            Option   All other
           Name and                                    Salary    Bonus      awards  compensation  Total
      Principal Position                      Year       ($)     ($)(6)     ($)(7)      ($)       ($)
-----------------------------------------    ------  ---------- --------- ---------   -------- ---------
Bruce Mogel                                   2008     438,154    70,000         -     67,578    575,732
Chief Executive Officer (1)                   2007     360,050         -         -     17,244    377,294

Steven R. Blake                               2008     350,000    46,375         -     46,206    442,581
Chief Financial Officer &                     2007     284,519         -         -     18,978    303,497
Executive Vice President, Finance (2)

Daniel J. Brothman                            2008     377,692    46,375    21,000     19,248    464,315
Chief Operating Officer &                     2007     351,089         -         -     23,169    374,258
Executive Vice President, Operations (3)

Jeremiah R. Kanaly                            2008     142,788    18,188         -      9,341    170,317
Chief Accounting Officer &                    2007           -         -         -          -          -
Treasurer (4)

Larry B. Anderson                             2008     525,231    30,000         -    145,102    700,333
President (5)                                 2007     360,000         -         -     23,892    383,892
(Former)

--------------------------
(1) All other compensation for 2008 includes auto allowance of $16,000, Manager's Time Off (MTO) pay out of $40,385 for accrued and untaken vacation hours and the balance is Company contribution to the 401(k) plan.

(2) All other compensation for 2008 includes auto allowance of $12,000, MTO pay out of $25,375 for accrued and untaken vacation hours and the balance is Company contribution to the 401(k) plan.

(3) All other compensation for 2008 includes auto allowance of $12,000 and the balance is Company contribution to the 401(k) plan.

(4) Salary commenced on September 10, 2007. All other compensation includes auto allowance of $7,000 and the balance is Company contribution to the 401(k) plan.

(5) All other compensation for 2008 includes auto allowance of $17,000, a MTO pay out of $55,385 for accrued and untaken vacation hours, and $60,000 in consulting fees paid to Mr. Anderson under the Consulting Agreement executed between Mr. Anderson and the Company on December 31, 2007.

(6) During the year ended March 31, 2008, the Company implemented the Corporate Team Bonus Plan for 2007/2008. Under this discretionary plan, eligible employees could receive bonuses based on the Company's performance and individual performances. For the year ended March 31, 2008, in June 2008, the Company awarded eligible employees an aggregate of $494,669 in discretionary bonuses, which was approved by the Company's Board of Directors. Of such amount, the Named Executive Officers, Bruce Mogel, Steven Blake, Daniel Brothman, and Jeremiah Kanaly received $30,000, $26,375, $26,375, and $17,188, respectively. All bonuses under the plan were paid on June 6, 2008. Remaining amounts relate to discretionary bonuses for calendar year 2007 that were paid in December 2007.

(7) Values in this column represent the amounts expensed by the Company in 2008 for portions of awards granted in 2008. These amounts do not represent the intrinsic or market value of the awards on the date of grant, at year end or at present. For grant date values of all outstanding options at March 31, 2008, please see table entitled "Outstanding Equity Awards at Fiscal Year-End."


                  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table sets forth summary information regarding stock options the Company has granted to the Named Executive Officers as of March 31, 2008 under the Company's 2006 Stock Incentive Plan.

                                                                               Equity
                                                                              incentive
                                                                             plan awards:
                                               Number of       Number of      Number of
                                               securities     securities     securities
                                               underlying     underlying      underlying     Option                       Grant date
                                              unexercised     unexercised    unexercised    exercise         Option       fair value
                               Grant            options         options        unearned       price        expiration      per share
Name                           date           exercisable    unexercisable      options        ($)            date            ($)
-----------------------   ----------------    -----------    -------------   -----------    --------    ----------------  ----------
Bruce Mogel                      -                 -                -              -            -               -              -
Steven R. Blake (1)       August 6, 2007           -             300,000        300,000        0.26     August 6, 2014        0.03
Daniel J. Brothman (2)    August 6, 2007       1,000,000            -              -           0.26     August 6, 2014        0.02
Jeremiah R. Kanaly (1)    December 13, 2007        -             200,000        200,000        0.30     December 13, 2014     0.09

----------------------------
(1) 1/3 of the shares vest on the twelve month anniversary of the grant date, and an additional 1/12 of the shares vest on each subsequent fiscal quarter-end of the Company following such twelve month anniversary.
(2) Vesting retroactively commenced on March 8, 2005, all options were fully vested as of March 31, 2008.


                 EMPLOYMENT CONTRACTS, SEVERANCE AGREEMENTS AND
                         CHANGE OF CONTROL ARRANGEMENTS

     During the fiscal year ended March 31, 2008, we amended employment agreements with Messrs. Mogel, Brothman, and Blake, and entered into an employment agreement with Mr. Kanaly.

     On November 15, 2007, the Company amended the employment agreement with its CEO, Bruce Mogel, to increase his base salary from $360,000 per year to $525,000 per year. The agreement also specifies that he is eligible to receive performance based incentive compensation up to $97,500 for the year ended March 31, 2008 and $195,000 each year thereafter. Mr. Mogel's auto allowance was increased from $1,000 to $2,000 per month. Mr. Mogel's agreement also provides for stock options (none of which were granted as of March 31, 2008), medical and dental insurance, and up to four weeks vacation annually.

     Effective March 21, 2008, the Company amended the employment agreement with its CFO, Steven Blake, to increase his base salary from $350,000 per year to $422,000 per year. The agreement also specifies that he is eligible to receive performance based incentive compensation during each fiscal year as determined by the Company's Board of Directors and CEO. Mr. Blake's agreement also provides for stock options (300,000 options were granted as of March 31, 2008), auto allowance ($1,000 per month), medical and dental insurance, and up to four weeks vacation annually.

     Effective May 6, 2008, the Company amended the employment agreement with its COO, Daniel Brothman, to increase his base salary from $350,000 per year to $422,000 per year. The agreement also specifies that he is eligible to receive performance based incentive compensation during each fiscal year as determined by the Company's Board of Directors and CEO. Mr. Brothman's agreement also provides for stock options (1,000,000 options were granted as of March 31, 2008), auto allowance ($1,000 per month), medical and dental insurance, and up to four weeks vacation annually.

     Effective September 10, 2007, the Company entered into an employment agreement with its CAO & Treasurer, Jeremiah Kanaly. The agreement specifies that Mr. Kanaly's base salary is $275,000 per year and that he is eligible to receive performance based incentive compensation during each fiscal year as determined by the Company's Board of Directors and CEO. Mr. Kanaly's agreement also provides for stock options (200,000 options were granted as of March 31, 2008), auto allowance ($1,000 per month), medical and dental insurance, and up to four weeks vacation annually.

     On December 31, 2007, the Company entered into a Severance Agreement With Mutual Releases ("Severance Agreement") and a Consulting Agreement with Larry B. Anderson. Under the Severance Agreement, Mr. Anderson terminated his employment as President of the Company by mutual agreement, effective December 31, 2007.

     Under the Severance Agreement, Mr. Anderson could receive consideration currently valued at approximately $465,000. The Company will pay Mr. Anderson compensation equivalent to fourteen equal monthly installments. The amount of each monthly installment shall be the sum of Mr. Anderson's base monthly salary, net of required deductions, plus the monthly value of his health and dental insurance, plus the monthly value of his automobile allowance. The schedule of payments is as follows: (i) one lump sum upfront payment equivalent to eight monthly installments, and (ii) the remaining six equal installments shall be paid to him on or before the first business day of each month, commencing on September 1, 2008. In addition, the Company paid a year end (December 31, 2007) bonus of $30,000 to Mr. Anderson. The Severance Agreement also includes mutual releases, specific waivers and releases, nondisclosure of confidential information, return of property, future cooperation, non disparagement, and general provisions customary in such agreements.

     Under the terms of the Consulting Agreement, which is effective from January 1, 2008 through June 30, 2008, the Company will pay Mr. Anderson $180,000 consisting of one upfront payment of $60,000 and four equal monthly installments of $30,000 each, commencing April 1, 2008, with the last payment due on July 1, 2008. As additional compensation for special projects, such as his services relating to the then-proposed acquisition of a specifically identified hospital by the Company, Mr. Anderson would be entitled to receive 0.5% of the total value of the purchase, minus $30,000, or an estimated $310,000 if the acquisition was consummated at the then-proposed price. Such acquisition was not consummated by the Company. The Consulting Agreement contains other provisions customary to such agreements.

     Pension benefits and Nonqualified Deferred Compensation tables are not included as there are no items to report.

                       POTENTIAL PAYMENTS UPON TERMINATION

     Each of the Company's Named Executive Officers have employment agreements which provide, generally, for payments in the event of resignation for cause. Cause includes, among other items, changes in job duties, reporting relationships, bankruptcy of the Company or change in shareholders of over 50% of the stock. Each Named Executive Officer would be entitled to twelve months salary, benefits and health insurance, but not any additional accruals of paid time off, vacation or sick pay.

     The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the Named Executive Officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2008 (March 31, 2008), and the price per share of the Company's common stock is the closing price on the OTCBB as of that date ($0.12). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. The amounts which would be due the Named Executive Officers as of year end, if they resigned for cause is as follows.

        Name
         and                                   Employee
      Principal                                 health         Car       Other
       Position                    Salary      insurance    allowance   benefits      Total
       --------                  ---------    -----------   ---------   ---------   -----------

Bruce Mogel                      $ 787,500     $  24,612    $  36,000       -        $ 848,112
Chief Executive Officer (1)

Steven R. Blake                  $ 422,000     $  16,408    $  12,000       -        $ 450,408
Chief Financial Officer &
Executive Vice President,
Finance (2)

Daniel J. Brothman               $ 350,000     $  16,408    $  12,000       -        $ 378,408
Senior Vice President,
Operations (2)

Jeremiah R. Kanaly               $ 275,000     $   8,704    $  12,000       -        $ 295,704
Chief Accounting Officer &
Treasurer (2)

---------------------
(1)  Represents payments for 18 months per employment agreement.
(2)  Represents payments for 12 months per employment agreement.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

     Based solely upon the copies of Section 16(a) reports which we received from such persons or written representations from them regarding their transactions in our common stock, we believe that, during the fiscal year ended March 31, 2008, all such forms were filed in a timely fashion.

           CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PARTIES

Exercise of Warrants
--------------------

     On July 2, 2007, the Company issued an aggregate of 49,538,286 shares of its common stock upon exercise of outstanding warrants of the Company. The Company issued 39,789,788 shares of common stock to Kali P. Chaudhuri, M.D. and 9,748,498 shares of common stock to William E. Thomas pursuant to the exercise of warrants, dated January 31, 2005, held by each of them. Of these shares, an aggregate of 28,746,857 shares of common stock were issued to Dr. Chaudhuri and Mr. Thomas pursuant to the "net exercise" provisions of their warrants, effective February 6, 2007. An aggregate of 20,791,429 shares were issued pursuant to the cash exercise provisions of their warrants effective July 2, 2007. Payment for the "net exercise" shares consisted of cancellation of warrants to acquire an aggregate of 283,499 shares of common stock. Payment for the cash exercise shares consisted of an aggregate of $575,755 in cash received by the Company from Dr. Chaudhuri and Mr. Thomas.

Refinance of Credit Facilities
------------------------------

     Effective October 9, 2007, the Company and affiliates of Medical Capital Corporation, which owns beneficially more than 5% of our outstanding stock, executed agreements to refinance their credit facilities with the Company aggregating up to $140.7 million in principal amount (the "New Credit Facilities"). The New Credit Facilities replaced the Company's previous credit facilities with affiliates of Medical Capital Corporation (the "Prior Debt"), which matured on March 2, 2007. The Company had been operating under an Agreement to Forbear with respect to the Prior Debt.

     Each of the following Credit Agreements and Notes (i) required a 1.5% origination fee due at funding, (ii) matures in three years, (iii) requires monthly payments of interest and repayment of principal upon maturity, (iv) are collateralized by all of the assets of the Company and its subsidiaries and the real estate underlying the Company's hospital facilities (which are owned by Pacific Coast Holdings Investment, LLC ("PCHI"), a company owned indirectly by two of the Company's largest shareholders, and leased to the Company), and (v) are guaranteed by Orange County Physicians Investment Network, LLC ("OC-PIN") and West Coast Holdings LLC ("WCH") pursuant to separate Guaranty Agreements in favor of the lender. WCH is a member of PCHI, and PCHI, and WCH, Ganesha Realty, LLC ("Ganesha"), and OC-PIN are credit parties to the New Credit Facilities.

     The New Credit Facilities consist of the following instruments:

     o An $80.0 million Credit Agreement, under which the Company issued a $45.0 million Term Note bearing a fixed interest rate of 9% in the first year and 14% after the first year, which was used to repay amounts owing under the Company's existing $50.0 million real estate term loan.

     o A $35.0 million Non-Revolving Line of Credit Note issued under the $80.0 million Credit Agreement, bearing a fixed interest rate of 9.25% per year, which was used to repay amounts owing under the Company's existing $30.0 million line of credit, pay the origination fees on the other credit facilities and for working capital.

     o A $10.7 million Credit Agreement, under which the Company issued a $10.7 million Convertible Term Note bearing a fixed interest rate of 9.25% per year, which was used to repay amounts owing under the Company's existing $10.7 million loan. The $10.7 million Convertible Term Note is convertible into common stock of the Company at $0.21 per share during the term of the Note.

     o A $50.0 million Revolving Credit Agreement, under which the Company issued a $50.0 million Revolving Line of Credit Note bearing a fixed interest rate of 24% per year (subject to reduction to 18% if the $45.0 million Real Estate Term Loan is repaid prior to its maturity) and an unused commitment fee of 0.50% per year, which was used to finance the Company's accounts receivable. The $50.0 million Revolving Line of Credit did not modify or exchange any Prior Debt.

     From October 9, 2007, the date of refinancing, through March 31, 2008, the Company incurred interest expense related to the New Credit Facilities of approximately $5.0 million. For the period from April 1, 2007 through October 8, 2007, the Company incurred interest expense on the Prior Debt of approximately $5.8 million. The highest aggregate amount of outstanding principal during the year ended March 31, 2008 was approximately $100.9 million on January 31, 2008 (approximately $95.8 million was outstanding on May 31, 2008). With the exception of recurring principal payments (and advances) on the $50.0 million Revolving Line of Credit and the refinancing on October 9, 2007, the Company did not make any principal payments during the year ended March 31, 2008. Debt issuance costs of approximately $2.9 million were incurred in connection with the New Credit Facilities, of which $1.6 million was expensed as of March 31, 2008, and approximately $1.3 million will be amortized over the remaining term of the New Credit Facilities.

     Concurrently with the execution of the New Credit Facilities, the Company issued to MCC a five-year warrant to purchase the greater of 16,880,484 shares of the Company's common stock or up to 4.95% of the Company's common stock equivalents, as defined, at $0.21 per share (the "4.95% Warrant"). In addition, the Company and MCC entered into Amendment No. 2 to Common Stock Warrant, originally dated December 12, 2005, which entitles MCC to purchase the greater of 26,097,561 shares of the Company's common stock or up to 31.09% of the Company's common stock equivalents (the "31.09% Warrant"). Amendment No. 2 to the 31.09% Warrant extended the expiration date of the Warrant to October 9, 2012, removed the condition that it only be exercised if the Company is in default of its previous credit agreements, and increased the exercise price to $0.21 per share unless the Company's stock ceases to be registered under the Securities Exchange Act of 1934, as amended.

     As a condition of the New Credit Facilities, the Company entered into an Amended and Restated Triple Net Hospital Building Lease with PCHI (the "Amended Lease"). The Amended Lease terminates on the 25-year anniversary of the original lease (March 8, 2005) (and grants the Company the right to renew for one additional 25-year period) and requires annual base rental payments of $8.3 million (but until the Company refinances its $50.0 million Revolving Line of Credit Loan with a stated interest rate less than 14% per annum or PCHI refinances the Real Estate Loan, the annual base rental payments are reduced to $7.1 million). In addition, the Company may offset against its rental payments owed to PCHI interest payments that it makes to MCC under certain of its indebtedness discussed above. The Amended Lease also gives PCHI sole possession of the medical office buildings located at 1901/1905 North College Avenue, Santa Ana, California (the "Kindred Property") that are unencumbered by any claims by or tenancy of the Company.

     Concurrently with the execution of the Amended Lease, the Company, PCHI, Ganesha, and West Coast entered into a Settlement Agreement and Mutual Release (the "Settlement Agreement") whereby the Company agreed to pay to PCHI $2.5 million as settlement for unpaid rents specified in the Settlement Agreement, relating to the Kindred Property, and for compensation relating to the medical office buildings located at 999 North Tustin Avenue in Santa Ana, California, under a previously executed Agreement to Compensation.

Securities Purchase Agreement
-----------------------------

     On July 18, 2008, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") with Dr. Chaudhuri and Mr. Thomas. Pursuant to the Purchase Agreement, Dr. Chaudhuri has a right to purchase from the Company 63,347,891 shares of its common stock for consideration of $0.11 per share, aggregating $6,968,268.

     The Purchase Agreement provides Dr. Chaudhuri and Mr. Thomas with certain pre-emptive rights to maintain their respective levels of ownership of the Company's common stock by acquiring additional equity securities concurrent with future issuances by the Company of equity securities or securities or rights convertible into or exercisable for equity securities and also provides them with demand registration rights. These pre-emptive rights and registration rights superseded and replaced their existing pre-emptive rights and registration rights. The Purchase Agreement also contains a release, waiver and covenant not to sue Dr. Chaudhuri in connection with his entry into the Option and Standstill Agreement described below and the consummation of the transactions contemplated under that agreement. Concurrent with the execution of the Purchase Agreement, Dr. Chaudhuri exercised in full outstanding warrants to purchase 24,878,213 shares of common stock at an exercise price of $0.15 per share, for a total purchase price of $3,731,732.

     Concurrent with the execution of the Purchase Agreement, the Company, its subsidiaries (the "Subsidiaries"), Medical Provider Financial Corporation I, a Nevada corporation ("MPFC I"), Medical Provider Financial Corporation II, a Nevada corporation ("MPFC II"), Medical Provider Financial Corporation III, a Nevada corporation ("MPFC III"), Healthcare Financial Management & Acquisitions, Inc. ("HFMA", and together with MPFC I, MPFC II, MPFC III, referred to as "MCC") entered into an Early Loan Payoff Agreement (the "Payoff Agreement"). The Company used the proceeds from the warrant exercise described above to pay down a $10,700,000 convertible term note, dated October 9, 2007, executed by the Company and the Subsidiaries, jointly and severally as maker, payable to the order of MPFC III. The Company is obligated under the Payoff Agreement to use the proceeds it receives from the future exercise, if any, of the Investor's purchase right under the Purchase Agreement, plus additional Company funds as may then be necessary, to pay down the remaining balance of the $10,700,000 convertible term note under the Payoff Agreement. Under the Payoff Agreement, once the Company has fully repaid early the entire $10,700,000 convertible term note, it has an option to extend the maturity dates of the $80,000,000 Credit Agreement and the $50,000,000 Revolving Credit Agreement from October 8, 2010 to October 8, 2011.

     Concurrently with the execution of the Purchase Agreement, Dr. Chaudhuri and MCC entered into an Option and Standstill Agreement pursuant to which MCC agreed to sell (i) the warrant dated October 9, 2007 issued to HFMA to purchase a minimum of 16,880,484 shares of common stock of the Company, as amended by amendment no. 1 dated July 18, 2008 (the "4.95% Warrant"), and (ii) the warrant dated December 12, 2005 issued to HFMA to purchase a minimum of 26,097,561 shares of common stock of the Company, as amended by amendment no. 1 dated affective as of April 26, 2006, amendment no. 2 dated October 9, 2007 and amendment no. 3 dated July 18, 2008 (the "31.09% Warrant", together with the 4.95% Warrant, the "Warrants"). The Warrants will not be sold to Dr. Chaudhuri unless he so elects within six years after the Company pays off all remaining amounts due to MPFC II and MPFC I pursuant to (i) the $80,000,000 Credit Agreement dated October 9, 2007, among the Company, the Subsidiaries, MPFC II, PCHI, WCH, Ganesha and OC-PIN (OC-PIN, PCHI, WCH, and Ganesha, are collectively referred to herein as the "Credit Parties") and (ii) the $50,000,000 Revolving Credit Agreement, dated October 9, 2007, among the Company, the Subsidiaries, MPFC I, and the Credit Parties. HFMA also agreed not to exercise or transfer the Warrants unless a payment default occurs and remains uncured for a specified period. The Option and Standstill Agreement further provides that if the full early payoff of the $10,700,000 convertible note does not occur by January 10, 2009, then that agreement and Dr. Chaudhuri's right to purchase the Warrants will terminate.

     The issuances of common stock and other securities described above were exempt from the registration requirements under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and in reliance upon Rule 506 of Regulation D promulgated by the SEC.

Litigation with Affiliates
--------------------------

     The Company is a party to various litigation and adversarial matters involving its affiliate, Orange County Physicians Investment Network, LLC, and certain of its OC-PIN's members. A description of this litigation is contained in the Annual Report on Form 10-K included with this proxy statement under the caption "Item 3. Legal Proceedings." In addition to such items, on May 2, 2008, the Company received correspondence from OC-PIN demanding an inspection of various broad categories of Company documents. In turn, the Company filed a complaint for declaratory relief in the Orange County Superior Court seeking instructions as to how and/or whether the Company should comply with the inspection demand. In response, OC-PIN filed a petition for writ of mandate seeking to compel its inspection demand. No hearing dates have yet been set, however the Company does not believe that the Company's compliance with any resulting court order will have a material effect on the Company.

     On April 3, 2008, the Company received correspondence from OC-PIN demanding that the Company's Board of Directors investigate and terminate the employment agreement of the Company's Chief Executive Officer, Bruce Mogel. Without waiting for the Company to complete its investigations of the allegations in OC-PIN's letter, on July 15, 2008 OC-PIN filed a derivative lawsuit naming Mr. Mogel and the Company as defendants. The complaint seeks no affirmative relief against the Company specifically, but at this early stage in the proceedings, the Company is unable to determine the impact, if any, the suit may have on the Company or its operations or financial position.

     On June 19, 2008, the Company received correspondence from OC-PIN demanding that the Company notice a special shareholders' meeting no later than June 26, 2008, to occur during the week of July 21 - 25, 2008. The stated purpose of the meeting was to (1) repeal a bylaws provision setting forth a procedure for nomination of director candidates by shareholders, (2) remove the Company's entire Board of Directors, and (3) elect a new Board of Directors. The Company denied this request based on, among other reasons, failure to comply with the appropriate bylaws and SEC procedures and failure to comply with certain requirements under the Company's credit agreements with its primary lender. OC-PIN repeated its request on July 29, 2008, and on July 30, 2008, filed a petition for writ of mandate in the Orange County Superior Court seeking a court order to compel the Company to hold a special shareholders' meeting. At this early stage in the proceedings, the Company is unable to determine the impact, if any, the suit may have on the Company or its operations or financial position.

     On July 8, 2008, OC-PIN filed a complaint against the Company alleging causes of action for breach of contract, specific performance, reformation, fraud, negligent misrepresentation and declaratory relief. The suit arises out of a stock purchase agreement entered into around the time of the Company's inception. At this early stage in the proceedings, the Company is unable to determine the impact, if any, the suit may have on the Company or its operations or financial position.

Policies Regarding Approval or Ratification of Transactions with Related Parties
--------------------------------------------------------------------------------

     The Company's human resource written policies and procedures provide guidance for conflicts of interest and their relation to the standards of ethical behavior expected of employees. The policies specifically require immediate written disclosure of any business, financial, or other relationship that either creates, or is perceived to create a conflict of interest. The Corporate Compliance Officer is responsible for monitoring compliance with this policy.

     As part of the quarterly disclosure control procedures, the Chief Financial Officer and Chief Executive Officer for each hospital owned by the Company disclose or certify that employees or officers have not acted in a manner inconsistent with the Company policy related to Conflict of Interest. The CFO and Director of Internal Audit monitor certifications for potential disclosure events.

     Company policy requires the General Counsel to review and approve all contracts involving related parties, including contracts with related parties who are considered potential referral sources. The Audit Committee has requested that the General Counsel provide periodic updates of such transactions to the Committee.

     During the acquisition of its hospital facilities in 2005, the Company entered into agreements with the Medical Executive Committee ("MEC") at the largest hospital, Western Medical Center- Santa Ana ("WMC-SA"), requiring MEC's advance consent for all agreements involving hospital operations with related parties, excluding the lease arrangements between the Company and PCHI. The same agreement was subsequently offered to each of the other hospitals' medical staffs, but not ultimately executed by them. Notwithstanding this fact, the Company applies the disclosure provisions applicable to WMC-SA to all of its facilities.

                              STOCKHOLDER PROPOSALS

     Under Securities Exchange Act Rule 14a-8, any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2009 Annual Meeting of Stockholders must provide the Company at our principal offices in Santa Ana, California with a written copy of that proposal by no later than 120 days before the first anniversary of the release of Company's proxy materials for the 2008 Annual Meeting. However, if the date of our Annual Meeting in 2009 changes by more than 30 days from the date on which our 2008 Annual Meeting is held, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2009 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act, the rules of the SEC thereunder and other laws and regulations to which interested stockholders should refer.

     According to Article II, Section 15(b) of the Company's Bylaws, as amended, to be timely a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 45 days nor more than 75 days prior to the date on which the Company first mailed its proxy materials for the previous year's annual meeting of stockholders. If a stockholder who intends to present a proposal at the Company's 2009 Annual Meeting of Stockholders and who has not sought inclusion of the proposal in our proxy materials pursuant to Rule 14a-8, fails to provide the Company with notice of such proposal between June 1 and July 1, 2009, then the persons named in the proxies solicited by the Company's Board of Directors for its 2009 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.

                          ANNUAL REPORT OF THE COMPANY

     We are currently required to file an Annual Report on Form 10-K and quarterly reports on Form 10-Q with the Securities and Exchange Commission. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2008 is being mailed to stockholders along with this Proxy Statement. The Annual Report shall be deemed to be incorporated by reference herein and be made a part hereof, but should not be considered part of the soliciting material.

                                  OTHER MATTERS

     The directors of the Company know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

                                          By Order of the Board of Directors

                                          Ajay G. Meka, M.D.
                                          Chairman of the Board of Directors
                                          Santa Ana, California
                                          August 15, 2008

                                      PROXY
                      INTEGRATED HEALTHCARE HOLDINGS, INC.
                       2008 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Ajay G. Meka, M.D. and Bruce Mogel, or either one of them, with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Integrated Healthcare Holdings, Inc. (the "Company") to be held on Tuesday, September 2, 2008 at 1:00 p.m. Pacific time, at the Bash Auditorium on the first floor of the Western Medical Center--Santa Ana located at 1001 N. Tustin Avenue, Santa Ana, California 92705, and at any adjournments thereof, to vote all shares of common stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR, FOR RATIFICATION OF BDO SEIDMAN, LLP, AND AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF OR, IN THE ABSENCE OF A BOARD RECOMMENDATION ON ANY SUCH OTHER PROPER MATTERS, IN THE PROXY HOLDERS' DISCRETION. STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE.

                             Your vote is important.
     Please mark, sign, date and return this proxy in the envelope provided.


                           (CONTINUED ON REVERSE SIDE)

                                      PROXY
                      INTEGRATED HEALTHCARE HOLDINGS, INC.
                       2008 ANNUAL MEETING OF STOCKHOLDERS
                          (CONTINUED FROM REVERSE SIDE)

1. ELECTION OF DIRECTORS. To elect six (6) directors to our Board of Directors to serve until the 2009 Annual Meeting of Stockholders and until their successors are elected and have qualified. A seventh director, Hon. C. Robert Jameson, is appointed to the Board by court order and is expected to remain a director following the Annual Meeting. The following individuals are the nominees for election as director:

            Maurice J. DeWald       Ajay G. Meka, M.D.      Bruce Mogel
            Michael Metzler         J. Fernando Niebla      William E. Thomas

  [ ] FOR ALL NOMINEES LISTED ABOVE         [ ] WITHHOLD AUTHORITY TO VOTE
      EXCEPT AS MARKED TO THE CONTRARY          FOR ALL NOMINEES LISTED ABOVE

A STOCKHOLDER MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) BY DRAWING A LINE THROUGH OR OTHERWISE STRIKING OUT THE NAME OF SUCH NOMINEE(S). IF NO SPECIFICATION IS MADE, THE VOTES REPRESENTED BY THIS PROXY WILL BE CAST FOR THE ELECTION OF ALL OF THE NOMINEES LISTED ABOVE. This proxy vests discretionary authority to cumulate votes for directors as may be permitted or required by applicable law.

2. RATIFICATION OF ACCOUNTANTS. To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2009.

                       [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.

               Please sign exactly as your name appears hereon, date and return this Proxy. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                 Dated:______________________, 2008


                 __________________________________
                           (Signature)

                 __________________________________
                    (Signature, if held jointly)


                 Printed Name(s): _________________


                I (We) [ ] will, [ ] will not, attend the Annual
                               Meeting in person.

                If your address has changed, please provide your
                       correct address in the space above.

    NO POSTAGE IS REQUIRED IF THIS PROXY IS RETURNED IN THE ENCLOSED ENVELOPE
                        AND MAILED IN THE UNITED STATES.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS